Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

March 11, 2025

Board of Directors

GOLFSUITES 1, INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A (or Forms 1-SA and 1-K) of our reports dated April 29, 2024, with respect to the consolidated balance sheets of GOLFSUITES 1, INC. as of December 31, 2023 and 2022 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2023 and 2022, and the related notes to the consolidated financial statements.

/s/ IndigoSpire CPA Group, LLC

IndigoSpire CPA Group, LLC

Aurora, Colorado

March 11, 2025